Exhibit 5.1

CONYERS DILL & PEARMAN LLP Cricket Square, Hutchins Drive PO Box 2681, Grand Cayman KY1-1111 Cayman Islands T +1 345 945 3901 conyers.com

May 24, 2024

+1 345 814 7382

matthew.stocker@conyers.com

Apollomics Inc.

Cricket Square

Hutchins Drive

PO Box 2681

Grand Cayman KY1-1111

Cayman Islands

Dear Sirs,

Re: Apollomics Inc. (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with the Company’s Registration Statement on Form F-3 filed with the Securities and Exchange Commission in the United States (the “SEC”) on 24 April 2024, as supplemented on May 24, 2024 (as it may be amended, collectively the “Registration Statement”) relating to the Company’s registration of an offering of an aggregate of up to US$19,000,000 of the Company’s class A ordinary shares, par value $0.0001 per share (“Ordinary Shares), all as more particularly defined and described in the Registration Statement.

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined copies of:

(i)	the Registration Statement;

(ii)	the sixth amended and restated memorandum and articles of association (the “Constitutional Documents”) of the Company adopted with effect from 29 March 2023;

(iii)

the resolutions in writing of the directors of the Company dated March 25, 2024 and May 16, 2024 and the resolutions of the transaction committee of the board of directors dated May 24, 2024 (the “Resolutions”);

(v)	a certificate of good standing (the “Certificate of Good Standing”) issued by the registrar of companies dated May 17, 2024 (the “Registrar”) in relation to the Company; and

(vi)	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

(a)

the genuineness and authenticity of all signatures and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals of documents from which such copies were taken;

(b)	the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us;

(c)

that the resolutions contained in the Resolutions were passed by unanimous written resolutions of the directors of the Company, remain in full force and effect and have not been and will not be rescinded or amended;

(e)	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

(f)

that any Ordinary Shares shall have been issued by the Company against payment in full, which shall be equal to at least the par value thereof, and shall have been duly registered, and will continue to be registered, in the Company’s register of members;

(i)	that the Company will have sufficient authorised capital to effect the issue of any Ordinary Shares at the time of issuance;

(j)	that the Constitutional Documents are in force;

(k)

the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Ordinary Shares, and the due execution and delivery thereof by each party thereto;

(l)	the effectiveness under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with and declared effective by the SEC;

(m)	that the Registration Statement declared effective by the Commission will be in substantially the same form as that examined by us for purposes of this opinion; and

(n)	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3.	QUALIFICATIONS

(a)

The term “enforceable” as used in this opinion means that an obligation is of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will be enforced in all circumstances. In particular, the obligations of the Company in connection with the Ordinary Shares and any agreement or document relating thereto:

(i)

will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(ii)	will be subject to statutory limitation of the time within which proceedings may be brought;

(iii)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(iv)	may not be given effect to by a Cayman Islands court if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and

(v)

may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company if there are other proceedings simultaneously underway against the Company in another jurisdiction.

(b)	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.

(c)	This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

(d)	This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Ordinary Shares and is not to be relied upon in respect of any other matter.

4.	OPINIONS

On the basis of and subject to the foregoing, we are of the opinion that:

(a)

The Company is duly incorporated with limited liability and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing. Pursuant to the Companies Act (Revised) of the Cayman Islands (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar has no knowledge that the Company is in default under the Act.

(b)

The issue of the Ordinary Shares has been duly authorised and, when issued and paid for in accordance with the Resolutions and the Registration Statement and entered on the register of members of the Company, the Ordinary Shares shall have been validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such Ordinary Shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Material Tax Considerations – Cayman Islands Taxation”, “Enforceability of Civil Liabilities” and “Legal Matters” in the proxy statement/prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act of 1933 (as amended, the “Securities Act”) or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman LLP